UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

   DBX ETF Trust

   Address of Principal Business Office (No. & Street, City, State, Zip Code):

    60 Wall Street

    New York, New York 10005

    Telephone Number (including area code):

    (212) 250-5883

   Name and address of agent for service of process:

    Alex N. Depetris

    DBX ETF Trust

    60 Wall Street

    New York, New York 10005

   Copy to:

    Stuart M. Strauss

    Dechert LLP

    1095 Avenue of the Americas

    New York, New York 10036

   Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

   YES   ☒                     NO   ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and state of New York on the 25th day of October, 2010.

DBX ETF Trust

/s/ Alex N. Depetris
By: Alex N. Depetris
Title: Sole Trustee

Attest:

/s/ Adam E. Wernow

ADAM E. WERNOW

Notary Public, State of New York

No. 02WE6045694

Qualified in Nassau County

Commission Expires December 15, 2010